Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

SAN DIEGO, CALIFORNIA, August 2, 2023....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three and six months ended June 30, 2023. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the three months ended June 30, 2023:
•Net income available to common stockholders was $195.4 million, or $0.29 per share
•Normalized FFO available to common stockholders was $688.3 million, or $1.02 per share
•AFFO available to common stockholders was $671.7 million, or $1.00 per share
•Invested $3.1 billion in 710 properties and properties under development or expansion at an initial weighted average cash lease yield of 6.9%
•Raised $2.2 billion from the sale of common stock, primarily through our At-The-Market (ATM) program, with a weighted average price of $61.89
•Issued $400.0 million of 4.70% senior unsecured notes due December 2028, and $600.0 million of 4.90% senior unsecured notes due July 2033
•Net Debt to Annualized Pro Forma Adjusted EBITDAre was 5.3x
•Completed the previously announced sale-leaseback transaction with EG Group of 414 single-tenant convenience store properties for $1.5 billion

Events subsequent to June 30, 2023
•In July, issued €550.0 million of 4.875% senior unsecured notes due July 2030, and €550.0 million of 5.125% senior unsecured notes due July 2034
•ATM forward agreements for a total of 11.0 million shares remain unsettled with total expected net proceeds of approximately $651.4 million, of which 6.1 million shares were executed in July 2023

CEO Comments

“I am pleased with the results our team delivered in the second quarter,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “Our performance continues to be driven by our diverse and high-quality portfolio of leading clients. Our global pipeline of investment opportunities with favorable risk-adjusted return profiles remains active. During the quarter, we closed on $3.1 billion of investment volume, and we continue to evaluate and expand into new geographies.”

“Our investment efforts are supported by our well-capitalized balance sheet which was further bolstered through a successful debut Euro bond offering in July. In addition, we currently expect over $650 million of net proceeds from unsettled forward sales of our common stock to support our near-term growth initiatives. Given our current liquidity position and healthy investment pipeline, we are increasing our acquisitions guidance to over $7 billion.”

“Combined with our well-performing real estate portfolio, which finished the quarter with a 99.0% occupancy rate, our business remains positioned to offer investors consistent cash flows and compelling risk-adjusted returns.”

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data).

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Total revenue	$1,019.2	$810.4	$1,963.6	$1,617.8
Net income available to common stockholders (1)	$195.4	$223.2	$420.4	$422.6
Net income per share	$0.29	$0.37	$0.63	$0.71
Funds from operations available to common stockholders (FFO) (2)	$688.0	$608.8	$1,372.3	$1,210.2
FFO per share	$1.02	$1.01	$2.05	$2.02
Normalized funds from operations available to common stockholders (Normalized FFO) (2)	$688.3	$611.5	$1,373.9	$1,219.5
Normalized FFO per share	$1.02	$1.02	$2.06	$2.04
Adjusted funds from operations available to common stockholders (AFFO) (2)	$671.7	$583.7	$1,322.5	$1,163.8
AFFO per share	$1.00	$0.97	$1.98	$1.94
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger and integration-related costs related to our merger with VEREIT and AFFO further adjusts Normalized FFO for unique revenue and expense items. Please see the Glossary for our definitions and explanations of how we utilize these metrics. Please see pages 9 and 10 herein for reconciliations to the most directly comparable GAAP measure.

Theater Industry Update
As previously disclosed, Cineworld Group plc and its affiliates ("Cineworld") commenced Chapter 11 reorganization proceedings during September 2022. As of June 30, 2023, we own 35 properties leased to Cineworld, which represent 1.1% of our total portfolio annualized contractual rent.(1)

During the three months ended June 30, 2023, we collected approximately 99.0% of contractual rent across our entire theater portfolio. Uncollected rent during the period was primarily related to unpaid contractual rent at properties leased to Cineworld, but subsequently rejected as part of the bankruptcy process. We remain in negotiations with Cineworld regarding the terms and conditions of the leases at the properties Cineworld currently operates. We expect to reach final resolution on these matters in 2023.

As of June 30, 2023, we had cumulative reserves of $31.4 million on properties leased to Cineworld with total receivables, net of reserves, of $12.9 million. These reserves for Cineworld, representing a reduction of rental revenue, primarily relate to contractual rent and expense recoveries recorded during the COVID-19 pandemic in 2020, and during the fourth quarter of 2022, and exclude straight-line rent reserves.

(1) We define contractual rent as the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables. Charged amounts have not been adjusted for any COVID-19 related rent relief granted and include contractual rent from any clients in bankruptcy.

Dividend Increases

In June 2023, we announced the 103rd consecutive quarterly dividend increase, which is the 121st increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of June 30, 2023 was $3.066 per share. The amount of monthly dividends paid per share increased 3.2% to $0.7650 during the three months ended June 30, 2023, as compared to $0.7410 during the three months ended June 30, 2022, representing 76.5% of our diluted AFFO per share of $1.00 during the three months ended June 30, 2023.

Real Estate Portfolio Update

As of June 30, 2023, we owned or held interests in 13,118 properties, which were leased to 1,303 clients doing business in 85 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 9.6 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2023, portfolio occupancy was 99.0% with 137 properties available for lease or sale, as compared to 99.0% as of March 31, 2023 and 98.9% as of June 30, 2022.

Changes in Occupancy

Three months ended June 30, 2023
Properties available for lease at March 31, 2023	131
Lease expirations (1)	216
Re-leases to same client	(174)
Re-leases to new client	(8)
Vacant dispositions	(28)
Properties available for lease at June 30, 2023	137

Six months ended June 30, 2023
Properties available for lease at December 31, 2022	126
Lease expirations (1)	408
Re-leases to same client	(329)
Re-leases to new client	(14)
Vacant dispositions	(54)
Properties available for lease at June 30, 2023	137
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

During the three months ended June 30, 2023, the new annualized contractual rent on re-leases was $51.7 million, as compared to the previous annual rent of $50.0 million on the same units, representing a rent recapture rate of 103.4% on the units re-leased. We re-leased two units to new clients without a period of vacancy, and 11 units to new clients after a period of vacancy. Please see the Glossary for our definition of annualized contractual rent.

During the six months ended June 30, 2023, the new annualized contractual rent on re-leases was $87.8 million, as compared to the previous annual rent of $85.5 million on the same units, representing a rent recapture rate of 102.7% on the units re-leased. We re-leased four units to new clients without a period of vacancy, and 17 units to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and Europe for the periods indicated below:

	Number of Properties	Leasable Square Feet (in thousands)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Weighted Average Cash Lease Yield (1)
Three months ended June 30, 2023
Acquisitions - U.S.	550	6,557	$2,360.0	18.6	6.8%
Acquisitions - Europe	11	1,744	399.0	5.9	7.2%
Total acquisitions	561	8,301	$2,759.0	16.7	6.9%
Properties under development (2)	149	4,809	334.3	17.6	6.9%
Total (3)	710	13,110	$3,093.3	16.8	6.9%

Six months ended June 30, 2023
Acquisitions - U.S.	747	12,483	$3,408.9	15.9	6.9%
Acquisitions - Europe	31	4,181	788.7	9.3	7.4%
Total acquisitions	778	16,664	$4,197.6	14.6	7.0%
Properties under development (2)	219	5,635	569.9	16.5	6.5%
Total (4)	997	22,299	$4,767.5	14.8	6.9%
(1)Initial weighted average cash lease yield is a supplemental operating measure. Please see the Glossary for our definition of this metric. Contractual net operating income used in the calculation of initial weighted average cash lease yield for the three and six months ended June 30, 2023 includes $0.8 million and $1.5 million, respectively, received as settlement credits as reimbursement of free rent periods.
(2) The three and six months ended June 30, 2023 includes £4.9 million and £8.7 million of investments in three United Kingdom ("U.K.") development properties, respectively, and €10.2 million of investment in one Spain development property, converted at the applicable exchange rates on the funding dates.
(3) Our clients occupying the new properties are 92.4% retail and 7.6% industrial based on annualized contractual rent. Approximately 18% of the annualized contractual rent generated from acquisitions during the three months ended June 30, 2023 is from our investment grade rated clients, their subsidiaries or affiliated companies. Please see the Glossary for our definition of Investment Grade Clients.
(4) Our clients occupying the new properties are 89.9% retail and 10.1% industrial based on annualized contractual rent. Approximately 26% of the annualized contractual rent generated from acquisitions during the six months ended June 30, 2023 is from our investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue for 10,685 properties under lease (dollars in millions):

	Three months ended June 30,		Six months ended June 30,		% Increase
	2023	2022	2023	2022	Three Months	Six Months
Same store rental revenue	$718.8	$704.9	$1,435.3	$1,420.2	2.0%	1.1%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the exchange rate as of June 30, 2023 of 1.27 GBP/USD and 1.09 EUR/USD. None of the properties in Italy and Ireland met our same store pool definition for the periods presented. Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.

Liquidity and Capital Markets

Capital Raising
During the three months ended June 30, 2023, we raised $2.2 billion of proceeds from the sale of common stock at a weighted average price of $61.89 per share, primarily through the sale of approximately 35.5 million shares of common stock pursuant to forward sale agreements through our ATM program. As of June 30, 2023, there were approximately 4.9 million shares of unsettled common stock subject to forward sale agreements through our ATM program, representing approximately $287.0 million in expected net proceeds and a weighted average initial price of $59.33 per share. As of August 2, 2023, ATM forward agreements for a total of 11.0 million shares remain unsettled with total expected net proceeds of approximately $651.4 million of which 6.1 million shares were executed in July 2023. ATM net sale proceed amounts assume full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates.
In April 2023, we issued $400.0 million of 4.70% senior unsecured notes due December 2028 (the "2028 Notes") and $600.0 million of 4.90% senior unsecured notes due July 2033 (the "2033 Notes"). The public offering price for the 2028 Notes was 98.949% of the principal amount for an effective semi-annual yield to maturity of 4.912%,and the public offering price for the 2033 Notes was 98.020% of the principal amount for an effective semi-annual yield to maturity of 5.148%. Combined, the Notes have a weighted average tenor of approximately 8.0 years and a weighted average semi-annual yield maturity of 5.054%.
In July 2023, we issued €550.0 million of 4.875% senior unsecured notes due July 2030 (the “2030 Notes”), and €550.0 million of 5.125% senior unsecured notes due July 2034 (the “2034 Notes”) and, together with the 2030 Notes, the "Notes". The public offering price for the 2030 Notes was 99.421% of the principal amount for an effective annual yield to maturity of 4.975%, and the public offering price for the 2034 Notes was 99.506% of the principal amount for an effective annual yield to maturity of 5.185%. Combined, the Notes have a weighted average tenor of approximately 9.0 years and a weighted average annual yield to maturity of 5.080%.

Liquidity
As of June 30, 2023, we had $3.5 billion of liquidity, which consists of cash and cash equivalents of $253.7 million, including £113.9 million denominated in Sterling and €40.2 million denominated in Euro, and approximately $3.3 billion of availability under our $4.25 billion unsecured revolving credit facility, after deducting $122.7 million in commercial paper borrowings under our commercial paper programs (comprised of a $1.5 billion U.S. dollar-denominated unsecured commercial paper program and $1.5 billion, or foreign currency equivalent, Euro-denominated unsecured commercial paper program). We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs.
Earnings Guidance

Summarized below are approximate estimates of the key components of our 2023 earnings guidance:

	Prior 2023 Guidance (1)	Revised 2023 Guidance
Net income per share	$1.22 to $1.32	$1.20 to $1.28
Real estate depreciation and impairments per share	$2.87	$2.90
Other adjustments per share (2)	$(0.03)	$(0.03)
Normalized FFO per share (3)	$4.05 to $4.15	$4.07 to $4.15
AFFO per share (3)	$3.94 to $4.03	$3.96 to $4.01
Same store rent growth	Over 1.25%	Over 1.25%
Occupancy	Over 98%	Over 98%
Cash G&A expenses (% of revenues) (4)(5)	2.9% - 3.4%	2.9% - 3.4%
Property expenses (non-reimbursable) (% of revenues) (4)	1.0% - 1.4%	1.0% - 1.3%
Income tax expenses	$55 to $65 million	$55 to $65 million
Acquisition volume	Over $6.0 billion	Over $7.0 billion

(1) As issued on May 3, 2023.
(2) Includes gain on sales of properties and merger and integration-related costs.
(3) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with VEREIT. Per share amounts may not add due to rounding.
(4) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses excludes stock-based compensation expense.
(5) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.6% - 4.1% in 2023.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on August 3, 2023 at 11:30 a.m. PT to discuss the results. To access the conference call, dial (833) 816-1264 (United States) or (412) 317-5632 (International). When prompted, please ask for the Realty Income conference call.

A telephone replay of the conference call can also be accessed by calling (877) 344-7529 and entering the conference ID 2277986. The telephone replay will be available through August 10, 2023.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials and Sustainability Report

Supplemental Operating and Financial Data for the three and six months ended June 30, 2023 are available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.

The Sustainability Report for the year ended December 31, 2022 is available on our corporate website at esg.realtyincome.com/indicators/sustainability_report. Our Green Financing Framework is also available on our corporate website at esg.realtyincome.com/indicators/green_financing.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a real estate investment trust ("REIT"), and its monthly dividends are supported by the cash flow from over 13,100 real estate properties primarily owned under long-term net lease agreements with commercial clients. To date, the company has declared 637 consecutive monthly dividends on its shares of common stock throughout its 54-year operating history and increased the dividend 121 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward- looking statements include discussions of our business and portfolio (including our growth strategies and our intention to acquire or dispose of additional domestic and international properties and the timing of these acquisitions and dispositions), re-lease, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program, dividends, guidance, and the intentions of management; and trends in our business, including trends in the market for long-term net leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a REIT; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; our clients' solvency; property ownership through joint ventures and partnerships which may limit control of the underlying investments; current or future epidemics or pandemics, measures taken to limit their spread, the impacts on us, our business, our clients (including those in the theater and fitness industries), and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; any effects of uncertainties regarding whether the anticipated benefits or results of our merger with VEREIT, Inc. will be achieved; and those additional risks and factors discussed in our reports filed with the U.S.

Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Steve Bakke, CFA
Vice President, Capital Markets & Investor Relations
(858) 284-5425
sbakke@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
REVENUE
Rental (including reimbursable) (1)	$995,289	$800,800	$1,920,578	$1,600,365
Other	23,916	9,619	43,026	17,397
Total revenue	1,019,205	810,419	1,963,604	1,617,762

EXPENSES
Depreciation and amortization	472,278	409,437	923,755	813,199
Interest	183,857	110,121	337,989	216,524
Property (including reimbursable)	94,703	52,180	164,100	104,522
General and administrative	36,829	34,139	70,996	66,838
Provisions for impairment	29,815	7,691	42,993	14,729
Merger and integration-related costs	341	2,729	1,648	9,248
Total expenses	817,823	616,297	1,541,481	1,225,060
Gain on sales of real estate	7,824	40,572	12,103	50,728
Foreign currency and derivative (loss) gain, net	(2,552)	7,480	7,770	6,890
Gain on extinguishment of debt	—	127	—	127
Equity in income and impairment of investment in unconsolidated entities	411	(6,627)	411	(5,673)
Other income, net	3,020	2,806	5,750	4,658
Income before income taxes	210,085	238,480	448,157	449,432
Income taxes	(12,932)	(14,658)	(24,882)	(25,639)
Net income	197,153	223,822	423,275	423,793
Net income attributable to noncontrolling interests	(1,738)	(615)	(2,844)	(1,217)
Net income available to common stockholders	$195,415	$223,207	$420,431	$422,576

Funds from operations available to common stockholders (FFO)	$687,985	$608,815	$1,372,276	$1,210,231
Normalized funds from operations available to common stockholders (Normalized FFO)	$688,326	$611,544	$1,373,924	$1,219,479
Adjusted funds from operations available to common stockholders (AFFO)	$671,738	$583,728	$1,322,466	$1,163,826

Per share information for common stockholders:
Net income available to common stockholders per common share, basic and diluted	$0.29	$0.37	$0.63	$0.71

FFO
Basic	$1.02	$1.01	$2.06	$2.02
Diluted	$1.02	$1.01	$2.05	$2.02

Normalized FFO, basic and diluted	$1.02	$1.02	$2.06	$2.04

AFFO
Basic	$1.00	$0.97	$1.98	$1.95
Diluted	$1.00	$0.97	$1.98	$1.94

Cash dividends paid per common share	$0.7650	$0.7410	$1.5165	$1.4805
(1)Includes reserve reversals to rental revenue of $3.6 million and $5.4 million for the three and six months ended June 30, 2023, respectively, and $0.2 million and $11.4 million for the three and six months ended June 30, 2022, respectively. References to reserve reversals recorded as increases to rental revenue include amounts where the accounting for recognition of rental revenue and straight-line rental revenue has been moved from the cash to the accrual basis.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share amounts)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions and explanations of how we utilize these metrics.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Net income available to common stockholders	$195,415	$223,207	$420,431	$422,576
Depreciation and amortization	472,278	409,437	923,755	813,199
Depreciation of furniture, fixtures and equipment	(297)	(489)	(839)	(967)
Provisions for impairment	29,815	7,691	42,993	14,729
Gain on sales of real estate	(7,824)	(40,572)	(12,103)	(50,728)
Proportionate share of adjustments for unconsolidated entities	(465)	9,860	(465)	12,095
FFO adjustments allocable to noncontrolling interests	(937)	(319)	(1,496)	(673)
FFO available to common stockholders	$687,985	$608,815	$1,372,276	$1,210,231
FFO allocable to dilutive noncontrolling interests	1,371	776	2,791	1,584
Diluted FFO	$689,356	$609,591	$1,375,067	$1,211,815

FFO available to common stockholders	$687,985	$608,815	$1,372,276	$1,210,231
Merger and integration-related costs	341	2,729	1,648	9,248
Normalized FFO available to common stockholders	$688,326	$611,544	$1,373,924	$1,219,479
Normalized FFO allocable to dilutive noncontrolling interests	1,371	776	2,791	1,584
Diluted Normalized FFO	$689,697	$612,320	$1,376,715	$1,221,063

FFO per common share
Basic	$1.02	$1.01	$2.06	$2.02
Diluted	$1.02	$1.01	$2.05	$2.02

Normalized FFO per common share, basic and diluted	$1.02	$1.02	$2.06	$2.04

Distributions paid to common stockholders	$515,091	$445,829	$1,012,336	$884,109

FFO available to common stockholders in excess of distributions paid to common stockholders	$172,894	$162,986	$359,940	$326,122

Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$173,235	$165,715	$361,588	$335,370

Weighted average number of common shares used for FFO and normalized FFO
Basic	674,109	601,672	667,357	597,778
Diluted	676,388	603,091	669,903	599,201

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share amounts)

AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net income available to common stockholders	$195,415	$223,207	$420,431	$422,576
Cumulative adjustments to calculate Normalized FFO (1)	492,911	388,337	953,493	796,903
Normalized FFO available to common stockholders	688,326	611,544	1,373,924	1,219,479
Gain on extinguishment of debt	—	(127)	0	(127)
Amortization of share-based compensation	7,623	6,641	13,923	11,643
Amortization of net debt premiums and deferred financing costs (2)	(10,509)	(16,948)	(24,197)	(34,044)
Non-cash (gain) loss on interest rate swaps	(1,799)	724	(3,600)	1,446
Straight-line impact of cash settlement on interest rate swaps (3)	1,797	—	3,595	—
Leasing costs and commissions	(5,032)	(794)	(5,476)	(3,167)
Recurring capital expenditures	(85)	(173)	(138)	(186)
Straight-line rent and expenses, net	(33,963)	(27,554)	(70,448)	(55,376)
Amortization of above and below-market leases, net	19,670	16,402	37,028	30,044
Proportionate share of adjustments for unconsolidated entities	—	(2,090)	—	(4,154)
Other adjustments (4)	5,709	(3,897)	(2,145)	(1,732)
AFFO available to common stockholders	$671,737	$583,728	$1,322,466	$1,163,826
AFFO allocable to dilutive noncontrolling interests	1,382	787	2,813	1,607
Diluted AFFO	$673,119	$584,515	$1,325,279	$1,165,433

AFFO per common share
Basic	$1.00	$0.97	$1.98	$1.95
Diluted	$1.00	$0.97	$1.98	$1.94

Distributions paid to common stockholders	$515,091	$445,829	$1,012,336	$884,109

AFFO available to common stockholders in excess of distributions paid to common stockholders	$156,646	$137,899	$310,130	$279,717

Weighted average number of common shares used for AFFO:
Basic	674,109	601,672	667,357	597,778
Diluted	676,388	603,091	669,903	599,201
(1)See Normalized FFO calculations on page 9 for reconciling items.
(2)Includes the amortization of net premiums on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(3)Represents the straight-line amortization of $72.0 million gain realized upon the termination of $500.0 million in notional interest rate swaps, over the term of the $750.0 million of 5.625% senior unsecured notes due October 2032.
(4)Includes foreign currency gain and loss as a result of intercompany debt and remeasurement transactions, mark-to-market adjustments on investments and derivatives that are non-cash in nature, straight-line payments from cross-currency swaps, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.

HISTORICAL FFO AND AFFO
(in thousands, except per share amounts)

For the three months ended June 30,	2023	2022	2021	2020	2019

Net income available to common stockholders	$195,415	$223,207	$124,479	$107,824	$95,194
Depreciation and amortization, net of furniture, fixtures and equipment	471,981	408,948	187,716	168,176	150,279
Provisions for impairment	29,815	7,691	17,246	13,869	13,061
Gain on sales of real estate	(7,824)	(40,572)	(14,901)	(1,323)	(6,891)
Proportionate share of adjustments for unconsolidated entities	(465)	9,860	—	—	—
FFO adjustments allocable to noncontrolling interests	(937)	(319)	(165)	(208)	(154)

FFO available to common stockholders	$687,985	$608,815	$314,375	$288,338	$251,489
Merger and integration-related costs	341	2,729	13,298	—	—

Normalized FFO available to common stockholders	$688,326	$611,544	$327,673	$288,338	$251,489

FFO per diluted share	$1.02	$1.01	$0.84	$0.84	$0.81

Normalized FFO per diluted share	$1.02	$1.02	$0.88	$0.84	$0.81

AFFO available to common stockholders	$671,738	$583,728	$327,647	$295,241	$253,935

AFFO per diluted share	$1.00	$0.97	$0.88	$0.86	$0.82

Cash dividends paid per share	$0.7650	$0.7410	$0.7050	$0.6990	$0.6780

Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	676,388	603,091	374,804	344,148	311,785

For the six months ended June 30,	2023	2022	2021	2020	2019

Net income available to common stockholders	$420,431	$422,576	$220,419	$254,651	$206,136
Depreciation and amortization, net of furniture, fixtures and equipment	922,916	812,232	365,330	332,635	287,641
Provisions for impairment	42,993	14,729	19,966	18,347	17,733
Gain on sales of real estate	(12,103)	(50,728)	(23,302)	(39,829)	(14,154)
Proportionate share of adjustments for unconsolidated entities	(465)	12,095	—	—	—
FFO adjustments allocable to noncontrolling interests	(1,496)	(673)	(331)	(363)	(192)

FFO available to common stockholders	$1,372,276	$1,210,231	$582,082	$565,441	$497,164
Merger and integration-related costs	1,648	9,248	13,298	—	—

Normalized FFO available to common stockholders	$1,373,924	$1,219,479	$595,380	$565,441	$497,164

FFO per diluted share	$2.05	$2.02	$1.56	$1.66	$1.62

Normalized FFO per diluted share	$2.06	$2.04	$1.60	$1.66	$1.62

AFFO available to common stockholders	$1,322,466	$1,163,826	$645,869	$592,463	$502,669

AFFO per diluted share	$1.98	$1.94	$1.73	$1.74	$1.63
				.
Cash dividends paid per share	$1.5165	$1.4805	$1.4085	$1.3915	$1.3500

Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	669,903	599,201	373,435	340,744	308,001

ADJUSTED EBITDAre
(dollars in thousands)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended June 30,
	2023		2022
Net income	$197,153		$223,822
Interest	183,857		110,121
Gain on extinguishment of debt	—		(127)
Income taxes	12,932		14,658
Depreciation and amortization	472,278		409,437
Provisions for impairment	29,815		7,691
Merger and integration-related costs	341		2,729
Gain on sales of real estate	(7,824)		(40,572)
Foreign currency and derivative losses (gains), net	2,552		(7,480)
Gain on settlement of foreign currency forwards	—		2,106
Proportionate share of adjustments from unconsolidated entities	(411)		9,049
Quarterly Adjusted EBITDAre	$890,693		$731,434
Annualized Adjusted EBITDAre (1)	$3,562,772		$2,925,736
Annualized Pro Forma Adjustments	$87,712		$55,756
Annualized Pro Forma Adjusted EBITDAre	$3,650,484		$2,981,492
Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts	$19,538,466		$15,738,383
Proportionate share for unconsolidated entities debt, excluding deferred financing costs	—		86,006
Less: Cash and cash equivalents	(253,693)		(172,849)
Net Debt (2)	$19,284,773		$15,651,540
Net Debt/Annualized Adjusted EBITDAre	5.4	x	5.3	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.3	x	5.2	x
(1) We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(2) Net Debt is total debt per our consolidated balance sheets, excluding deferred financing costs and net premiums and discounts, but including our proportionate share on debt from unconsolidated entities, less cash and cash equivalents.

The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S GAAP, consist of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and remove Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The following table summarizes our Annualized Pro Forma Adjustments related to our Annualized Pro Forma Adjusted EBITDAre calculation for the periods indicated below (in thousands):

	Three months ended June 30,
	2023	2022
Annualized pro forma adjustments from properties acquired or stabilized	$87,510	$56,048
Annualized pro forma adjustments from properties disposed	202	(292)
Annualized Pro forma Adjustments	$87,712	$55,756

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Real estate held for investment, at cost:
Land	$14,011,325	$12,948,835
Buildings and improvements	32,652,912	29,707,751
Total real estate held for investment, at cost	46,664,237	42,656,586
Less accumulated depreciation and amortization	(5,485,766)	(4,904,165)
Real estate held for investment, net	41,178,471	37,752,421
Real estate and lease intangibles held for sale, net	17,324	29,535
Cash and cash equivalents	253,693	171,102
Accounts receivable, net	620,599	543,237
Lease intangible assets, net	5,238,400	5,168,366
Goodwill	3,731,478	3,731,478
Other assets, net	2,940,701	2,276,953
Total assets	$53,980,666	$49,673,092

LIABILITIES AND EQUITY
Distributions payable	$182,855	$165,710
Accounts payable and accrued expenses	559,383	399,137
Lease intangible liabilities, net	1,439,968	1,379,436
Other liabilities	855,496	774,787
Line of credit payable and commercial paper	990,257	2,729,040
Term loan, net	1,324,285	249,755
Mortgages payable, net	841,690	853,925
Notes payable, net	16,475,589	14,278,013
Total liabilities	22,669,523	20,829,803

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 708,773 and 660,300 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	37,149,380	34,159,509
Distributions in excess of net income	(6,102,226)	(5,493,193)
Accumulated other comprehensive income	96,057	46,833
Total stockholders’ equity	31,143,211	28,713,149
Noncontrolling interests	167,932	130,140
Total equity	31,311,143	28,843,289
Total liabilities and equity	$53,980,666	$49,673,092

GLOSSARY
Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss, excluding the gain and loss from the settlement of foreign currency forwards not designated as hedges (which is consistent with our previous calculations of "Adjusted EBITDAre"). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) income and franchise taxes, (iii) gain on extinguishment of debt, (iv) real estate depreciation and amortization, (v) provisions for impairment, (vi) merger and integration-related costs, (vii) gain on sales of real estate, (viii) foreign currency and derivative gain and loss, net, (ix) gain on settlement of foreign currency forwards, and (x) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies that is used by industry analysts and investors who look at and compare those companies. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.
Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre.
Annualized Contractual Rent is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent. We believe annualized contractual rent is a useful supplemental operating measure, as it excludes properties that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Annualized contractual rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented. Annualized contractual rent excludes unconsolidated entities.
Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds.
Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.
Initial Weighted Average Cash Lease Yield is computed as contractual cash net operating income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us).
Investment Grade Clients are our clients with a credit rating, and our clients that are subsidiaries or affiliates of companies with a credit rating, as of the balance sheet date, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).
Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre.
Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre.
Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger and integration-related costs associated with our merger with VEREIT.
Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time,(ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced.
Same Store Rental Revenue excludes straight-line rent, the amortization of above-and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue.